Exhibit 99.1

Transmeridian Exploration Announces Second Quarter 2004 Results

Houston, Texas (Prime Zone) July 30, 2004 – Transmeridian Exploration, Inc. (OTCBB: TMXN) today announced the results of operations for the three and six month periods ended June 30, 2004. The Company reported a net loss of $555,063 or $0.01 per share on revenues of $1,562,656, compared to a net loss of $1,303,016 or $0.02 per share on no revenues for the second quarter of 2003. For the six month period ended June 30, 2004, the net loss was $1,583,296 or $0.02 per share on revenues of $2,205,583, compared to a net loss of $2,395,691 or $0.04 per share for the six month period ended June 30, 2003.

Production for the quarter was 76,532 barrels or an average of 841 barrels per day. For the six months ended June 30, 2004, production was 161,518 barrels or 887 barrels per day. Substantially all this production is from the SA-1, as the SA-2 and SA-4 were in the testing phase during the quarter. For the quarter Transmeridian sold 133,646 barrels at an average price of $11.82 per barrel and for the six months ended June 30, 2004 186,945 barrels were sold at an average price of $11.80 per barrel.

During the second quarter a tank at the permanent facility was commissioned for use. This allowed us to begin oil sales in the field, resulting in a cost savings of approximately $160,000 in the second quarter.

We are currently producing approximately 1,500 Bopd from the  SA-1 and SA-2, both wells are scheduled for workovers and stimulation in the third quarter. Completion operations continue on the SA-4 and SA-5, both wells have been perforated and stimulated and are expected to be on production next week.

The selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s December 31, 2003 annual report on Form 10-K. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Selected Balance Sheet Information:

	June 30, 2004	December 31, 2003
	(unaudited)

Current Assets	$2,063,222	$2,067,804
Property and Equipment	66,008,675	54,560,575
Total Assets	68,384,674	57,099,072

Current Liabilities	21,101,707	31,918,658
Long term liabilities	28,768,930	24,674,196
Minority interest	8,657,715	—
Stockholders equity	9,856,322	506,218

Selected Income and Operating data (unaudited):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Oil revenues	$1,562,656	$—	$2,205,583	$—
Total operating costs and expenses	1,871,550	1,082,018	3,607,014	1,979,258
Operating loss	(308,894)	(1,082,018)	(1,401,431)	(1,979,258)
Net loss attributable to common stockholders	$(555,063)	$(1,303,016)	$(1,583,296)	$(2,395,691)

Basic and diluted loss per share	$(0.01)	$(0.02)	$(0.02)	$(0.04)
Weighted average common shares outstanding	77,837,642	61,730,233	77,837,642	61,730,233

Production – barrels	76,532	—	161,518	—
Average price per barrel sold	$11.82	$—	$11.80	$—

About Transmeridian Exploration, Inc.

Transmeridian Exploration, Inc. (TMXN) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union.  TMXN primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential.  Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in Azerbaijan.

For more information please contact the following:

Transmeridian Exploration, Inc.	or	ROI Investor Relations, LLC
397 N. Sam Houston Pkwy E. Suite 300		39 Broadway, Suite 2410
Houston, TX 77060		New York, NY 10006
Lorrie T. Olivier, CEO		Robert Giordano
Tel: (281) 999-9091		Tel: (212) 495-0200 x15
Fax: (281) 999-9094		Fax: (212) 495-0746
E-mail: tmei@tmei.com		E-mail: rgiordano@roiny.com
Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein.  Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Although Transmeridian Exploration, Inc. believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

 TMEI discloses proved reserves that comply with the Securities and Exchange Commission’s (SEC) definitions.  Note that the Company’s use of terms such as “probable oil resources”, “probable reserves”, “possible oil resources”,  “ultimate potential”, “resources”,” potential reserves” and “recoverable reserves” include quantities of oil that are not yet classified as proved and which SEC guidelines do not allow us to include in filings with the SEC.